Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127599, 333-167178, 333-203789, 333-203790, 333-211444, 333-237905, and 333-53382) of Entegris, Inc. of our report dated November 12, 2021 relating to the financial statements of CMC Materials, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
July 6, 2022